Kingstone Companies, Inc. 15 Joys Lane Kingston, NY 12401 Phone: (845) 802-7900 Fax: (845) 853-1890 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Companies Prices Upsized Public Offering

Kingston, New York—December 10, 2013--Kingstone Companies, Inc. (NASDAQ: KINS) (the “Company” or “Kingstone”) today announced the pricing of the underwritten public offering of 3,000,000 shares of its common stock at a price of $5.95 per share, for a total of $17,850,000.  In addition, the Company has granted to Sandler O’Neill + Partners, L.P., the underwriter of the offering, a 30-day option to purchase up to an additional 450,000 shares to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering (i) to contribute capital to its insurance subsidiary, Kingstone Insurance Company, to support growth, including possible product expansion; (ii) to repay indebtedness; and (iii) for general corporate purposes, which may include acquisitions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 9, 2013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of the written prospectus forming part of the effective registration statement.  A copy of the final prospectus related to the offering may be obtained from Sandler O'Neill + Partners, L.P., Attention: Syndicate Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, or by calling toll-free 1-866-805-4128 or emailing syndicate@sandleroneill.com.

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About Kingstone

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.